Exhibit 4.1

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION

7% $2.10 SERIES C CONVERTIBLE PREFERRED STOCK

PREMIER ALLIANCE GROUP, INC.

Pursuant to Chapter 78.1955 of the Nevada Revised Statutes

Premier Alliance Group, Inc., a Nevada corporation (the “Company”), hereby certifies that (i) no shares of the 7% $2.10 Series C Convertible Preferred Stock previously designated by the Company have been issued and (ii) pursuant to the authority expressly vested in the Board of Directors of the Company by the Articles of Incorporation (the “Articles of Incorporation”), the Board of Directors has duly adopted the following resolutions.

RESOLVED, that, pursuant to Article III of the Articles of Incorporation (which authorizes 5,000,000 shares of preferred stock, $.001 par value per share (the “Preferred Stock”), the Board of Directors of the Company hereby amends and restates the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of the Preferred Stock designated the 7% $2.10 Series C Convertible Preferred Stock.

RESOLVED, that each share of such series of the 7% $2.10 Series C Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

1. Stated Value.  The stated value of the 7% $2.10 Series C Preferred shall be $2.10 per share.

2. Number and Designation.  2,500,000 shares of the Preferred Stock of the Company shall be designated as 7% $2.10 Series C Convertible Preferred Stock (the “Series C Preferred Stock”).

3. Rank.  The Series C Preferred Stock shall rank, with respect to rights on liquidation, dissolution and winding up, (i) senior to (A) the Company’s common stock, $.001 par value per share (“Common Stock”), (B) the Company’s outstanding 7% Series B Convertible Preferred Stock, $.001 par value per share (the “Series B Preferred Stock”), and (C) each other class of capital stock of the Company or series of Preferred Stock of the Company established hereafter by the Board of Directors of the Company, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series C Preferred Stock as to rights on liquidation, dissolution and winding up of the Company (the securities in this clause (i) collectively referred to as “Junior Securities”); (ii) on a parity with each other class of capital stock of the Company or series of Preferred Stock of the Company established hereafter by the Board of Directors of the Company, the terms of which expressly provide that such class or series will rank on a parity with the Series C Preferred Stock as to rights on liquidation, dissolution and winding up of the Company (the securities in this clause (ii) collectively referred to as

5530/69546-001 Current/22211554v5

“Parity Securities”); and (iii) junior to each other class of capital stock of the Company or series of Preferred Stock of the Company established hereafter by the Board of Directors of the Company, the terms of which expressly provide that such class or series will rank senior to the Series C Preferred Stock as to rights on liquidation, dissolution and winding up of the Company (the securities in this clause (iii) collectively referred to as “Senior Securities”).  The respective definitions of Junior Securities, Parity Securities and Senior Securities also shall include any rights or options exercisable for or convertible into any of the Junior Securities, Parity Securities and Senior Securities, as the case may be.

4. Dividends.

(a) Dividend Periods.  Subject to the prior and superior right of the holders of any shares of any series of Preferred Stock ranking senior to the Series C Preferred Stock with respect to dividends, each holder of Series C Preferred Stock is entitled to receive out of funds legally available for the payment of dividends, annual dividends payable in cash or Common Stock, at the Company’s discretion, on the 15th day of January (the “Dividend Payment Date” and each 12-month period preceding such date being a “Dividend Period”) in an amount per share determined at the rate of 7% per annum of the Original Issue Price (as defined below).

(b) Computation.  Dividends paid on each Dividend Payment Date pursuant to paragraph 4(a) are payable in arrears with respect to the immediately preceding Dividend Period or portion thereof.  Such dividends will accrue from the date of issue whether or not in any Dividend Period or Periods there are funds of the Company legally available for the payment of such dividends.  Dividends will be computed on the actual number of days elapsed over twelve 30-day months and a 360-day year.  No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series C Preferred Stock that may be in arrears.

(c) Parity Securities.  So long as any shares of the Series C Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, will be declared or paid or set apart for payment on Parity Securities, for any period unless (in addition to obtaining any consents required elsewhere in this Certificate of Designation) in each case (i) full dividends have been or contemporaneously are paid or a sum sufficient for such payment is set apart on the Series C Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of the dividend on such class or series of Parity Securities, and (ii) the holders of the Series C Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series C Preferred Stock in an amount at least equal to that dividend per share of Series C Preferred Stock as would equal the product of (A) the dividend payable on each share of such Parity Securities determined as if all shares of such Parity Securities had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series C Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend.  When dividends are not paid in full or a sum sufficient for such payment is not set apart as aforesaid, all dividends to be paid upon shares of the Series C Preferred Stock and all dividends to be paid upon any other class or series of Parity Securities will be paid ratably in proportion to the respective amounts of dividends accrued on the Series C Preferred Stock and accrued and unpaid on such Parity Securities.

(d) Junior Securities.  So long as any shares of Series C Preferred Stock are outstanding, no dividends (other than dividends paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Securities) will be declared or paid or set apart for payment or other distribution on Junior Securities unless (in addition to obtaining any consents required elsewhere in this Certificate of Designation) in each case (i) the full dividends on all outstanding shares of the Series C Preferred Stock and any Parity Securities have been paid for all past Dividend Periods with respect to the Series C Preferred Stock and all past dividend periods with respect to such Parity Securities, (ii) sufficient funds will have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series C Preferred Stock and the current dividend period with respect to such Parity Securities, and (iii) the holders of the Series C Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series C Preferred Stock in an amount at least equal to that dividend per share of Series C Preferred Stock as would equal the product of (A) the dividend payable on each share of such Common Stock or other Junior Securities determined, if applicable, as if all shares of such Junior Securities had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series C Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend.

5. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities and after and subject to the payment in full of all amounts required to be distributed to the holders of the Senior Securities in the event of any liquidation, dissolution or winding up of the Company, the holders of Series C Preferred Stock shall be entitled to receive prior to and in preference to the holders of Common Stock or any other Junior Securities, an amount in cash equal to the greater of (i) $2.10 for each share of Series C Preferred Stock then held by them (as adjusted for any stock splits, stock dividends, stock combinations and similar transactions with respect to the Series C Preferred Stock) (the “Original Issue Price”) plus all accrued or declared but unpaid dividends on such share of Series C Preferred Stock as of the date of such event (together, the “Liquidation Preference”) and (ii) the amount per share that would be payable to a holder of a share of Series C Preferred Stock had all shares of Preferred Stock been converted to Common Stock immediately prior to such Liquidation Event.  If, upon the occurrence of any Liquidation Event, the assets of the Company, or proceeds thereof, distributable after payment in full of the Senior Securities shall be insufficient to pay in full the preferential amount aforesaid to the holders of the shares of Series C Preferred Stock and liquidating payments on any Parity Securities, then the assets of the Company, or the proceeds thereof, shall be distributed among the holders of shares of Series C Preferred Stock and any such Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series C Preferred Stock and any such Parity Securities if all amounts payable thereon were paid in full.

(b) Unless waived by the holders of a majority of the Series C Preferred Stock, the occurrence of any of the following events shall be deemed to be a Liquidation Event:

(i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which either (A) a majority of the outstanding shares of capital stock are exchanged for other securities or consideration or (B) the Company shall not be the continuing or surviving entity of such consolidation, merger or reorganization;

(ii) any transaction or series of related transactions occurring after the Original Issue Date (as defined below) as a result of which securities representing in excess of 50% of the Company’s voting power are transferred and/or issued; or

(iii) any sale or transfer (including, without limitation, by merger, consolidation or reorganization) in any transaction or series of related transactions of all or substantially all of the assets of the Company or all its subsidiaries taken as a whole.

(c) Subject to the rights of the holders of any Senior Securities or Parity Securities, after payment shall have been made in full to the holders of the Series C Preferred Stock, as provided in paragraph 5(a), any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed to holders of capital stock of the Company, and the holders of the Series C Preferred Stock shall not be entitled to share therein.

6. Redemption Rights.                                The Series C Preferred Stock shall not be redeemable either by the holders of the Series C Preferred Stock or by the Company.

7. Conversion Rights.

(a) Conversion at the Option of the Holder.

(i) Subject to the provisions of this paragraph 7, each holder of Series C Preferred Stock shall have the right, at such holder’s option, at any time or from time to time, to convert each share of Series C Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price by the “Conversion Price” at the time in effect for such share.  The initial “Conversion Price” per share for Series C Preferred Stock shall be $0.70; provided, however, that the Conversion Price in effect from time to time for each series of Preferred Stock shall be subject to adjustment as provided hereinafter. The holder of any shares of Series C Preferred Stock exercising the aforesaid right to convert such shares into shares of Common Stock shall be entitled to receive, in cash, an amount equal to all declared but unpaid dividends, if any, with respect to such shares of Series C Preferred Stock up to and including the respective conversion date of the Series C Preferred Stock.

(ii) Each share of Series C Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Price immediately prior to the close of business on the first day that the price of the Common Stock exceeds $2.50 per share for a period of thirty consecutive trading days, as adjusted to reflect any stock split, stock dividend, combination, recapitalization and similar event.

(iii) In order for any holder to exercise the conversion option set forth in paragraph 7(a)(i) and (ii), such holder shall execute the conversion election on the reverse side of the certificate evidencing the Series C Preferred Stock being converted and shall deliver such certificate to the Company at its principal office, setting forth in the conversion election the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  The conversion election shall be deemed to be effective upon receipt by the Company.  If the conversion election is received by the Company after 3:00 p.m. Eastern Time on any day, it shall be deemed to be received the next following business day (in either case, the “Effective Date”).  The Company shall, as soon as practicable, but not later than three (3) business days after the date of receipt of the conversion election, issue and deliver to the location designated by such holder, the certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as a result of such conversion.  The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Effective Date of such conversion.

(b) No Fractional Shares.  The Company shall not issue fractional shares of Common Stock upon conversion of the Series C Preferred Stock, but in lieu of fractional shares, the Company shall round up or down to the nearest whole number of shares of Common Stock to be issued.

(c) Reservation of Shares.  The Company covenants and agrees that all shares of Common Stock that may be issued upon the conversion of the Series C Preferred Stock will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof.  The Company further covenants and agrees that the Company will at all times have authorized and reserved, free from preemptive rights, a sufficient number of shares of its Common Stock to provide for the conversion of the Series C Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to permit conversion of the Series C Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(d) Adjustments.

(i) In case the Company shall at any time after the date of issue of the Series C Preferred Stock (the “Original Issue Date”) (A) declare a dividend or make a distribution on Common Stock payable in Common Stock, (B) subdivide or split the outstanding Common Stock, (C) combine or reclassify the outstanding Common Stock into a smaller number of shares or (D) consolidate with, or merge with or into, any other Person (“Person” as used herein means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual), or engage in any reorganization, reclassification or recapitalization that is effected in such a manner that the holders of Common Stock are entitled to receive stock, securities, cash or other assets with respect to or in exchange for Common Stock (other than as a cash dividend or distribution declared by the Company), the number of shares of Common Stock and the kind and amount of stock, securities, cash or other assets issuable upon conversion of the Series C Preferred Stock in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, split, combination, consolidation, merger, reorganization, reclassification or recapitalization shall be adjusted so that the conversion of the Series C Preferred Stock after such time shall entitle the holder to receive the aggregate number of shares of Common Stock or securities, cash and other assets which, if the Series C Preferred Stock had been converted into Common Stock immediately prior to such time, such holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger, reorganization, reclassification or recapitalization.  Such adjustment shall be made successfully whenever any event listed above shall occur.

(ii) Additional Stock.  If the Company shall issue during the one-year period commencing on the Original Issue Date, any Additional Stock (as hereinafter defined) without consideration or for a consideration less than the Conversion Price in effect on the date of and immediately prior to such issuance (the “Effective Price”) (or in the case of options and similar securities, the sum of the consideration received for the option and the consideration to be received upon exercise of such option), the Conversion Price shall be reduced to equal the greater of (A) the Effective Price and (B) the par value per share of Common Stock.  If the Company shall issue following the one-year period commencing on the Original Issue Date, any Additional Stock without consideration or for a consideration less than the Conversion Price in effect on the date of and immediately prior to such issuance (or in the case of options and similar securities, the sum of the consideration received for the option and the consideration to be received upon exercise of such option), the Conversion Price shall be reduced, concurrently with such issue, to a Conversion Price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of Common Shares outstanding immediately prior to such issue plus the number of Common Shares which the aggregate consideration received by the Company for the total number of shares of Additional Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the number of Common Shares outstanding immediately prior to such issue plus the number of shares of Additional Stock so issued; provided, however, that, for the purposes of this paragraph 7(d), all Common Stock issuable upon conversion of all outstanding Preferred Stock shall be deemed to be outstanding.  “Additional Stock” as used herein shall mean any shares of Common Stock issued (or deemed to have been issued) or rights, warrants, options or other securities convertible into or exchangeable for Common Stock (including shares of Common Stock held in the Company’s treasury) by the Company after the date hereof, other than:

(A) Common Stock issued or issuable upon conversion of the Series B Preferred Stock, the Series C Preferred Stock or the Cape One Financial LP Senior Secured Convertible Debenture (the “COF Debenture”);

(B) Common Stock issued or issuable upon the exercise of the Warrants issued prior to the Original Issue Date to holders of the Series B Preferred Stock, the Series C Preferred Stock or the COF Debenture;

(C) Common Stock issuable upon exercise of options outstanding as of the Original Issue Date; and

(D) Any stock issued as a dividend or distribution on the Series B Preferred Stock, the Series C Preferred Stock or the COF Debenture, or any event for which adjustment of the Conversion Price is made pursuant to paragraph 7(d) hereof.

If at any time as a result of the provisions of this paragraph 7(d), the holder of the Series C Preferred Stock upon subsequent conversion shall become entitled to receive any securities other than Common Stock, the number and kind of such other securities so receivable upon conversion of this Series C Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

(e) Upon the occurrence of each adjustment or readjustment pursuant to paragraph 7(d), the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon the written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment or readjustment, (B) the Conversion Price then in effect and (C) the number of shares of Common Stock that should be received upon conversion of a share of Series C Preferred Stock.

(f) Shares of Series C Preferred Stock that are converted into shares of Common Stock or any other class of the Company’s capital stock shall be cancelled and shall not be reissued.

(g) The Company will not, by amendment of its articles of incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this paragraph 7 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Preferred Stock against impairment.

8. Voting Rights.

(a) In addition to any voting rights required by law and the special voting rights provided in this Certificate of Designation, the holders of Series C Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series C Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of shares of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the by-laws of the Company, and shall be treated for all purposes (including, without limitation, the determination of the presence of a quorum), and entitled to vote, together with holders of Common Stock as a single class, with respect to any issue, election, question or matter upon which holders of Common Stock have the right to vote.

(b) Each issued and outstanding share of Series C Preferred Stock shall be entitled to one vote if entitled to vote as a separate class and the holders of a majority of the Series C Preferred Stock entitled to vote shall bind the entire class of Series C Preferred Stock.  The Company shall give the holders of the Series C Preferred Stock at least 20 days’ prior notice of any matter to be submitted to the Series C Preferred Stockholders for a vote as a separate class.

(c) In addition to any other rights provided by law or set forth herein, so long as any shares of Series C Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the outstanding shares of Series C Preferred Stock:

(i) authorize, create or issue any shares of any class or series of stock (or issue any securities that are convertible into or exercisable for such a class or series) that are on a parity with or senior to the Series C Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation;

(ii) issue any additional Series B Preferred Stock, Series C Preferred Stock or any securities that are convertible into or exercisable for Series B Preferred Stock or Series C Preferred Stock;

(iii) declare or pay any dividend on (including a dividend payable in stock of the Company), make any other distribution with respect to, or repurchase, any stock of the Company (or any other securities that are convertible into or exercisable for such stock) that is junior to or on a parity with the Series C Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation; provided, however, that the Company may repurchase Common Stock owned by terminated employees of, or consultants to, the Company or its subsidiaries;

(iv) effect any merger or consolidation of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which either (A) a majority of the outstanding shares of capital stock are exchanged for other securities or consideration or (B) the Company shall not be the continuing or surviving entity of such consolidation, merger or reorganization; sell, lease, exchange or otherwise dispose of, in a single transaction or a series of related transactions, all or substantially all of the assets of the Company, effect any recapitalization of the Company, or effect any other Liquidation Event;

(v) amend the Company’s articles of incorporation or the Company’s by-laws in any manner that adversely affects, alters, repeals, changes or otherwise impairs any of the powers, preferences, rights or privileges of the Series C Preferred Stock (whether directly, by the filing of a certificate of designation, by reorganization, share exchange, consolidation, conversion or merger or otherwise),

(vi) change the nature of the Company’s business;

(vii) enter into a transaction with any affiliate of the Company other than a transaction determined by the Company’s Board of Directors to be on arm’s length terms; or

(viii) cause or permit any subsidiary of the Company directly or indirectly to take any actions described in clauses (i) through (vii) above, other than issuing securities to the Company.

9. Board of Directors.  For so long as any shares of Series C Preferred Stock are outstanding, the holders of a majority of shares of Series C Preferred Stock, voting as a separate class, shall be entitled to elect four members of the Board of Directors of the Company.  The holders of a majority in interest of the shares of Common Stock and Preferred Stock, voting together as a single class, shall be entitled to elect the remaining directors.

10. Amendments and Other Actions.  Notwithstanding anything to the contrary in this Certificate of Designation and unless otherwise required by applicable law, the Company when authorized by resolutions of its Board of Directors may amend or supplement its Articles of Incorporation without the consent of any holder of Series C Preferred Stock or any holder of Common Stock to cure any ambiguity, defect or inconsistency in this Certificate of Designation that establishes the Series C Preferred Stock.

IN WITNESS WHEREOF, Premier Alliance Group, Inc. has caused this Amendment to Certificate of Designation to be signed and attested by the undersigned this 3rd day of March 2011.

PREMIER ALLIANCE GROUP, INC.

By:_________________________________
            Mark Elliott, President